UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 6, 2007
HEALTHMARKETS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14953 (Commission File Number)	75-2044750 (I.R.S. Employer Identification Number)

9151 Boulevard 26, North Richland Hills, Texas (Address of principal executive offices)	76180 (Zip Code)
Registrant’s telephone number, including area code: (817) 255-5200
(former name and address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
5.02 (d) Election of Director
On June 6, 2007, Sumit Rajpal was elected to the Board of Directors of HealthMarkets, Inc. (the “Company”), to fill a vacancy on the Board of Directors resulting from the resignation of Nathaniel M. Zilkha. Mr. Rajpal will serve until the next annual meeting of the Company’s stockholders and the election and qualification of his successor, or until his death, resignation or removal, whichever shall occur first. Mr. Rajpal has also been appointed to serve as a member of the Audit Committee of the Company’s Board of Directors.
Mr. Rajpal serves as a Vice President of Goldman, Sachs & Co., which he joined in 2000. Prior to joining Goldman Sachs, Mr. Rajpal worked at McKinsey & Co. Mr. Rajpal received an M.B.A. from Indian Institute of Management (IIM-A), and Masters in Cost and Management Accounting, after completing his graduation in Accounting & Economics from the University of Bombay. Mr. Rajpal currently serves on the Board of Directors of USI Holdings Corporation.
On April 5, 2006, the Company completed a merger providing for the acquisition of the Company by affiliates of a group of private equity investors, including affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners (the “Private Equity Investors”). In accordance with the Company’s stockholders agreement, certain directors of the Company are nominated or designated by the Private Equity Investors. Mr. Rajpal was nominated to the Board of Directors by Goldman Sachs and replaces Mr. Zilkha, a director previously nominated by Goldman Sachs.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHMARKETS, INC.
By:	/s/ William J. Gedwed
Name:	William J. Gedwed
Title:	President and Chief Executive Officer

Date: June 7, 2007